SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                          ________________

                            SCHEDULE 13G
                          ________________

       INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. 1)*

                  General DataComm Industries, Inc.
                          (NAME OF ISSUER)

                    Common Stock, $.10 par value
                   (TITLE OF CLASS OF SECURITIES)

                             369487 10 3
                           (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement.[ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         PAGE 1 OF 5 PAGES

                                 13G

CUSIP No.  369487 10 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Ardsley Advisory Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Connecticut
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                     0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
           IA
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 2 OF 5 PAGES

                                 13G

CUSIP No.  369487 10 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Philip J. Hempleman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                     0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
           IN
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 3 OF 5 PAGES

           The Schedule 13G initially filed for the year ended December 31, 1994 of (i) Ardsley Advisory Partners and (ii) Philip J. Hempleman relating to the common stock, par value $.10 per share (the "Common Stock"), issued by General DataComm Industries, Inc. (the "Company") is hereby amended by this Amendment No. 1 to the Schedule 13G as follows:

ITEM 4.    OWNERSHIP.

           Not Applicable.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           As of December 31, 1995, the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

           Not Applicable.


                          PAGE 4 OF 5 PAGES

ITEM 10.   CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

           By signing below Ardsley Advisory Partners and Philip J. Hempleman certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                              SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





                                February 13, 1996



                                /s/ PHILIP J. HEMPLEMAN
                                Philip J. Hempleman, as
                                Managing Partner of
                                Ardsley Advisory Partners


                                /s/ PHILIP J. HEMPLEMAN
                                Philip J. Hempleman









                          PAGE 5 OF 5 PAGES